Exhibit 3.1

AMENDMENT NO. 1 TO
FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP

This Amendment No. 1 (this “Amendment”) to the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of April 25, 2016 (the “Partnership Agreement”), is hereby adopted effective as of May 1, 2016 by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 5.6, Section 5.12(b)(v), Section 5.14(b)(v) and Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(iv) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines is required to effect the intent expressed in the Registration Statement or the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines is necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests; and

WHEREAS, Section 13.3(c) of the Partnership Agreement provides that, if the General Partner determines an amendment adversely affects one or more classes of Partnership Interest, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes; and

WHEREAS, Section 5.12(b)(v)(B) of the Partnership Agreement provides that the affirmative vote of the Record Holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter that amends or modifies any of the terms of the Series A Preferred Units; and

WHEREAS, Section 5.14(b)(v)(B) of the Partnership Agreement provides that the affirmative vote of the Record Holders of a majority of the Outstanding Series C Preferred Units, voting separately as a class based upon one vote per Series C Preferred Unit, shall be necessary on any matter that amends or modifies any of the terms of the Series C Preferred Units; and

WHEREAS, the board of directors of the General Partner has determined that the standards specified in Section 13.1(d)(iv), Section 13.1(g), Section 5.12(b)(v)(B) and Section 5.14(b)(v)(B) are satisfied with respect to the amendments to be made by this Amendment upon the approval of Record Holders of a majority of the Outstanding Series A Preferred Units and a majority of the Outstanding Series C Preferred Units; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) amend the terms and provisions of the Series A Preferred Units as set forth herein, (ii) amend the terms and provisions of the Series C Preferred Units as set forth herein and (iii) provide for such other matters as are provided herein.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1.     Section 1.1 is hereby amended to delete the definition of “Series A Coupon Conversion Quarter” in its entirety.

Exhibit 3.1

2.    Section 5.12(b)(ii)(A) is hereby amended to delete the fifth sentence thereof and to amend and restate in its entirety the fourth sentence thereof as follows:

For the Quarter ending June 30, 2014, and for each Quarter thereafter, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid a number of Series A PIK Preferred Units equal to the Series A Second PIK Payment Amount; provided that, in the discretion of the General Partner, which determination shall be made prior to the Record Date for the relevant quarter, the Series A Quarterly Distribution may be paid as (x) an amount in cash up to the greater of (a) $0.50 and (b) the Series A Distribution Amount, and (y) a number of Series A PIK Preferred Units equal to (a) the remainder of (i) the greater of (I) $0.50 and (II) the Series A Distribution Amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series A Adjusted Issue Price.

3.    The fourth sentence of Section 5.12(b)(ii)(B) is hereby amended and restated in its entirety as follows:

If, in violation of this Agreement, the Partnership fails to pay in full or part any Series A Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series A PIK Preferred Units shall be entitled (I) to receive Series A Quarterly Distributions in subsequent Quarters in respect of such unpaid Series A PIK Preferred Units, (II) to receive the Series A Liquidation Value in accordance with Section 5.12(b)(iv) in respect of such unpaid Series A PIK Preferred Units, and (III) to all other rights under this Agreement as if such unpaid Series A PIK Preferred Units had in fact been distributed on the date due.

4.    Section 5.12(b)(ii)(C) is hereby amended and restated in its entirety as follows:

(C)    If, in violation of this Agreement, the Partnership fails to pay in full or part any Series A Quarterly Distribution in cash when due, then, without limiting any rights of the holders of the Series A Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all arrearages with respect to any Series A Quarterly Distribution payable in cash, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series A Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series A Unpaid Cash Distribution shall accrue interest from the applicable Series A Distribution Payment Date at rate equal to 6.0% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series A Parity Securities.

5.    The third sentence of Section 5.14(b)(ii)(A) is hereby amended and restated in its entirety as follows:

For the Quarter ending June 30, 2016, and for each Quarter thereafter through and including the Quarter ending immediately prior to the Series C Coupon Conversion Quarter, the Series C Quarterly Distribution on each Outstanding Series C Preferred Unit shall be paid a number of Series C PIK Preferred Units equal to the Series C PIK Payment Amount; provided that, in the discretion of the General Partner which determination shall be made prior to the Record Date for the relevant quarter, the Series C Quarterly Distribution may be paid as (x) an amount in cash up to the greater of (a) $0.4125 and (b) the Series C Distribution Amount, and (y) a number of Series C PIK Preferred Units equal to (a) the remainder of (i) the greater of (I) $0.4125 and (II) the Series C Distribution Amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series C Adjusted Issue Price (which, if paid in cash for the Quarter in which the Series C Issuance Date occurs, the amount payable shall be equal to the product of (I) the amount payable without regard to this parenthetical times (II) a fraction, of which the numerator is the number of days from and including the Series C Issuance Date up to but excluding the date of such Quarter’s end, and of which the denominator is 91).

6.    The fourth sentence of Section 5.14(b)(ii)(B) is hereby amended and restated in its entirety as follows:

Prior to the Series C Coupon Conversion Quarter, if, in violation of this Agreement, the Partnership fails to pay in full or part any Series C Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series C PIK Preferred Units shall be entitled (I) to receive Series C Quarterly Distributions in subsequent Quarters in respect of such unpaid Series C PIK Preferred Units, (II) to receive the Series C Liquidation Value in accordance with Section

Exhibit 3.1

5.14(b)(iv) in respect of such unpaid Series C PIK Preferred Units, and (III) to all other rights under this Agreement as if such unpaid Series C PIK Preferred Units had in fact been distributed on the date due.

7.    Section 5.14(b)(ii)(C) is hereby amended and restated in its entirety as follows:

(C)    If, in violation of this Agreement, the Partnership fails to pay in full or part any Series C Quarterly Distribution in cash when due, then, without limiting any rights of the holders of the Series C Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all arrearages with respect to any Series C Quarterly Distribution, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series C Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series C Unpaid Cash Distribution shall accrue interest from the applicable Series C Distribution Payment Date at rate equal to 11.79% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series C Parity Securities.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would apply the laws of any other state.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

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Exhibit 3.1

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of May 1, 2016.

American Midstream Partners, LP

By: American Midstream GP, LLC
its General Partner

By:	/s/ Daniel C. Campbell
Name:	Daniel C. Campbell
Title:	Senior Vice President and Chief Financial Officer

Exhibit 3.1

The undersigned hereby consents to the adoption of Amendment No. 1 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP effective as of May 1, 2016.

RECORD HOLDERS OF ALL OF THE SERIES A PREFERRED UNITS:

MAGNOLIA INFRASTRUCTURE PARTNERS, LLC
By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

HIGHPOINT INFRASTRUCTURE PARTNERS, LLC
By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

RECORD HOLDERS OF ALL OF THE SERIES C PREFERRED UNITS:

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC
By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President